Exhibit 10.23

Agreement

Galen Holdings PLC

And

Nelag Limited

And

Galen Limited

And

Galen (Chemicals) Limited

For the sale and purchase of all of the issued shares of Galen (UK) Limited and its Subsidiaries, Galen Rhodes Limited, Galen Pharmaceuticals Limited, Galen Healthcare Limited and Chargelink Limited

28 April 2004

THIS AGREEMENT is made on 28 April 2004

BETWEEN:

(1)	NELAG LIMITED (No. NI49716) whose registered office is at Almac House, 20 Seagoe Industrial Estate, Craigavon, Northern Ireland, BT63 5QD (the “Buyer”);

(2)	GALEN HOLDINGS PLC (No. NI25836) whose registered office is at Old Belfast Road, Millbrook, Larne, Co. Antrim, Northern Ireland, BT40 2SH (the “Seller”);

(3)	GALEN LIMITED (No. NI25836) whose registered office is at Unit 22, Seagoe Industrial Estate, Craigavon, Northern Ireland BT63 5UA (“Galen”); and

(4)	GALEN (CHEMICALS) LIMITED (No. 113259) whose registered office is at 4 Adelaide Street, Dun Laoghaire, County Dublin, Ireland (“Galen Chemicals”).

RECITALS

(A)	The Seller is the ultimate parent of the Target Group (as hereinafter defined) and as ultimate beneficial owner of the Shares (as hereinafter defined) is able to procure the transfer of the Shares.

(B)	The Seller has agreed to sell, and the Buyer has agreed to purchase, the legal and beneficial interest in the Shares, being the whole issued share capital of the Target Group.

(C)	By a business transfer agreement dated 27 April 2004, Galen and Galen Chemicals agreed to sell and the Buyer agreed to purchase, certain business and assets of the Sellers (as defined in said agreement) subject to the terms of such agreement.

(D)	In consideration of the Seller agreeing to sell the Shares to the Buyer, the Buyer has agreed to the variation of certain rights, obligations and liabilities of the Seller and Buyer in respect of the Business Transfer Agreement (as hereinafter defined) as more particularly set out paragraphs 3, 3.1, 3.2. and 3.3 of schedule 4 to this agreement.

(E)	Solely for the purpose of giving effect to the variations referred to in recital (D), Galen and Galen Chemicals have agreed to join as parties to this agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

“Accounts” means the audited statutory financial statements of each Target Group Company comprising the balance sheet, profit and loss account and cash flow statements of each Target Group Company, together in each case with the notes thereon, directors’ reports and auditors’ report, as at and for the financial period ended on the Accounts Date;

“Accounts Date” means 30 September 2003;

“Agreed Form” means, in relation to a document, in the form agreed between the parties on or prior to the date hereof and for the purposes of identification signed on their behalf;

“Agreed Rate” means 2 per cent. above the base rate from time to time of National Westminster Bank plc;

“associated company” has the meaning given to it in sections 416 et seq. of the TA;

“Business Day” means a day (excluding Saturdays) on which banks generally are open in Belfast for the transaction of normal banking business;

“Business Transfer Agreement” means the business transfer agreement dated 27 April between (1) Galen Limited (2) Galen (Chemicals) Limited (3) the Company and (4) the Buyer;

“Buyer’s Account” means the account in the name of the Nelag Limited with Ulster Bank Limited, Portadown, Sort Code 98-12-90, Account number - 35143072;

“Buyer’s Accountant” means Ernst and Young, Bedford House, 16 Bedford Street, Belfast, Northern Ireland BT2 70T;

“Buyer’s Group” means the Buyer, and its subsidiary undertakings and associated companies from time to time, all of them and each of them as the context admits;

“Buyer’s Solicitors” means L’Estrange and Brett of Arnott House, 12-16 Bridge Street, Belfast, Northern Ireland BT1 1LS;

“Completion” means the completion of the sale and purchase of the Shares in accordance with clause 3;

“Confidential Information” means all information relating to any Target Group Company’s business or financial or other affairs which is not publicly known;

“Completion Accounts” means a document in the format set out in part 1 of schedule 5 to be prepared in accordance with clause 5 and on the basis of the accounting policies and procedures set out in Part 3 of schedule 5 of this agreement;

“Completion Date” means the date on which Completion occurs;

“Data Room Information” means the materials and information made available for inspection by the Buyer and its advisers at the offices of the Seller details of which are given in the Disclosure Letter;

“Default Rate” means 4 per cent. above the base rate from time to time of National Westminster Bank plc;

“Disclosure Letter” means a letter of today’s date together with the attachments thereto addressed by the Seller to the Buyer disclosing exceptions to the Warranties;

“Domain Names” means menoring.co.uk, menoring.com, regurin.co.uk, regurin.com, kapake.co.uk, kapake.com, bladder-wise.co.uk, bladderwise.com, bladderwise.co.uk, femoring.co.uk, galen.co.uk, galen-pharma.co.uk and pharms-products.com;

“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising;

“Estimated Working Capital Amount” means the sum of £3,200,000, being the Seller’s estimate of the Working Capital Amount;

“Facility Agreement” means the US$450 million credit agreement dated 5 March 2003 made between (1) Galen (Chemicals) Limited (2) the Company (3) Galen Limited (4) Galen (UK) Limited (5) ABN Amro Bank NV (6) Bank of Ireland (7)( Barclays Bank plc and (8) Barclays Capital;

“Galen Trademark” means UK registered trademark “GALEN” (Registration number 1509621) and the Irish registered trademark “GALEN” (Registration number 169293);

“Intellectual Property” means patents, trade marks, design rights, trade names, copyrights, (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, Know-How, trade secrets and other confidential information, and all other intellectual property rights of a similar or corresponding character in any part of the world;

“Intra-Group Indebtedness” means all debts outstanding between Target Group Companies and members of the Seller’s Group;

“Know-How” means confidential or proprietary industrial, technical or commercial information and techniques in any form (including paper, electronically stored data, magnetic media, files and micro-film) including, drawings, data relating to inventions, formulae, test results, reports, research reports, project reports and testing procedures, shop practices, instruction and training manuals, market forecasts, specifications, quotations, lists and particulars of customers and suppliers, marketing methods and procedures, show-how and advertising copy;

“Listing Rules” means the listing rules of the UK Listing Authority made pursuant to Part VI of the Financial Services and Markets Act 2000;

“London Stock Exchange” means the London Stock Exchange plc;

“Managers” means Ken Ross and Patricia McKee;

“Manufacturing Business” means the UK and Republic of Ireland pharmaceutical products manufacturing business sold by Galen Limited to Pharmaceutical Development and Manufacturing Services Limited on 2 December 2003;

“March Management Accounts” means the management accounts of the Target Group Companies for the 6 month period ending 31 March 2004;

“MHRA” means the Medicines and Healthcare Regulatory Agency;

“Net Working Capital Adjustment” means the Estimated Working Capital Amount less the Working Capital Amount (and, for the avoidance of doubt, the resulting amount may be positive or negative);

“Obsolete Stock” means all Stock either no longer marketed or unable to be marketed due to current or pending variations to any relevant and applicable Product Licences;

“Order” means the Companies (Northern Ireland) Order 1986;

“Payment on Completion” means £10 million;

“Pension Scheme” means The Group Personal Pension Scheme with Standard Life which commenced in February 2004;

“PDMS Transaction” means the sale of the Pharmaceuticals development and manufacturing services business pursuant to a sale and purchase agreement dated 2 December 2003 between (1) PDMS Limited and (2) Galen Limited;

“Permits” means the Product Licences and any other permit, licence, consent, approval, certificate, qualification, specification, registration and a filing of a notification report or assessment necessary in any relevant jurisdiction of the lawful and proper operation of the Pharma Sales and Marketing Business, its ownership, possession, occupation or use of an asset as at the date of this agreement or the execution and performance of this agreement;

“Pharma Business” means the ethical pharmaceutical sales and marketing business of the Target Companies as at the opening of business on 27 April 2004;

“Pharma Business Trial Balance” means the trial balance for the Pharma Business for the 5 month period ending 29 February 2004;

“Pharma Business Trial Balance Date” means 29 February 2004;

“Pharma Sales and Marketing Business” means the ethical pharmaceutical sales and marketing business of the Target Group Companies immediately prior to Completion;

“Product Licences” means in respect of the products sold and marketed by the Target Group Companies the relevant and current (as at the date of this agreement) marketing authorisations issued by European Agency for the Evaluation of Medicinal Products (or such other regulatory body that replaces the European Agency for the Evaluation of Medicinal Products from time to time) in respect of supply of such products in the European Union, and such other marketing authorisations issued by any other applicable regulatory body in any jurisdiction where the manufacture and supply of the products may occur from time to time in accordance with the terms of this agreement, including (without limitation) the MHRA;

“Property” means Seagoe Industrial Estate, Craigavon, Northern Ireland;

“Related Person” means in relation to any party its holding companies and the subsidiary undertakings and associated companies from time to time of such holding company, all of them and each of them as the context admits;

“Seller’s Accountant” means PricewaterhouseCoopers of Waterfront Plaza, 8 Laganbank Road, Belfast, BT1 3LR;

“Seller’s Group” means the Seller, and its subsidiary undertakings and the associated companies, but excluding the Target Group Companies;

“Seller’s Solicitors” means Ashurst of Broadwalk House, 5 Appold Street, London EC2A 2HA;

“Seller’s Solicitors Client Account” means the client account at NatWest Bank plc, Sort Code 50-00-00, Account No. 0040421, Ref:SJF/SYG.G829.00030;

“Shares” means all of the issued shares in the capital of each of the Target Group Companies (excluding the issued shares of the Subsidiaries);

“Short Dated Stock” means Stock within 9 months or less to expiration date (as of the date of completion);

“Statement” shall bear the meaning given to such term in clause 5.1;

“Stock” means raw materials, packaging materials, in-process materials and finished goods of the Target Group Companies at the Property as at Completion but not including the raw materials, packaging materials, in-process materials and finished goods relating to Menoring;

“Subsidiary” means a subsidiary undertaking of Galen (UK) specified in schedule 2 and “Subsidiaries” means all those subsidiary undertakings;

“Supply Agreement” means the agreement to be entered into by the Buyer and Rouvex Limited at Completion in respect of the supply of Menoring for sale in the UK and Ireland;

“Surplus Stock” means the surplus Stock as agreed between the Buyer and the Seller on the basis on the normal accounting principles applied for the purposes of the audited accounts of the Target Group Companies;.

“TA” means the Income and Corporation Taxes Act 1988;

“TGCA” means the Taxation of Chargeable Gains Act 1992;

“Target Group” or “Target Group Companies” means Galen (UK) Limited (No. NI 42003) (“Galen (UK)”) and its Subsidiaries, Galen Rhodes Limited (No. 2706002), Galen Pharmaceuticals Limited (No. 2238884), Galen Healthcare Limited (No. 3160430) and Chargelink Limited (No. 3064205) and “Target Group Company” means any one of them as the context dictates;

“Taxation” or “Tax” means any tax and any duty, impost, levy or governmental charge in the nature of tax whether domestic or foreign and any fine, penalty or interest connected therewith (a) including (without prejudice to the generality of the foregoing) corporation tax, income tax, national insurance and social security contributions, capital gains tax, inheritance tax, capital transfer tax, development land tax, value added tax, customs, excise and import duties and any other payment in the nature of tax which the relevant party is or may be or become bound to make to any person as a result of any enactment relating to any of the foregoing (b) but excluding any stamp duty or stamp duty reserve tax payable on the transfer of the Shares under the terms of this agreement;

“Taxation Statutes” means all statutes, statutory instruments, orders enactments, laws, by-laws, directives and regulations, whether domestic or foreign decrees, providing for or imposing any Tax;

“Tax Deed” means a deed of indemnity in the agreed form;

“Trademark Assignment” means the trademark assignment relating to the Galen Trademark in the agreed form;

“Transaction Document(s)” has the meaning given to it under clause 14 of this agreement;

“Transitional Services Agreement” means the agreement in the agreed form to be entered into between the parties hereto governing the provision of services following Completion to and from each of the parties;

“UK Listing Authority” means the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

“Warranties” means the warranties set out in schedule 3.

“Working Capital Amount” means the aggregate value of;

(a)	the Stocks of the Target Group in the Completion Accounts;

(b)	the trade debtors of the Target Group in the Completion Accounts;

(c)	the other debtors of the Target Group in the Completion Accounts;

(d)	the prepayments of the Target Group in the Completion Accounts,

(e)	the bank and cash balances of the Target Group in the Completion Accounts, and\

(f)	the group debtors of the Target Group in the Completion Accounts,

less the aggregate value of:

(i)	the trade creditors of the Target Group in the Completion Accounts;

(ii)	the other creditors of the Target Group in the Completion Accounts;

(iii)	the accruals of the Target Group in the Completion Accounts;

(iv)	the overdraft of the Target Group in the Completion Accounts;

(v)	the group creditors of the Target Group in the Completion Accounts;

(vi)	the loans of the Target Group in the Completion Accounts; and

(vii)	the taxation (current and deferred) of the Target Group in the Completion Accounts.

1.2	In this agreement unless otherwise specified, reference to:

(a)	a “subsidiary undertaking” and a “subsidiary” or “holding company” is to be construed in accordance with Article 4 of the Companies (Northern Ireland) Order 1986 (as amended);

(b)	a document in the “agreed terms” or in the “agreed form” is a reference to that document in the form approved and for the purposes of identification signed or initialled by or on behalf of each party;

(c)	“FA” followed by a stated year means the Finance Act of that year;

(d)	“includes” and “including” shall mean including without limitation;

(e)	a “party” means a party to this agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking;

(f)	a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(g)	a “statute” or “statutory instrument” or “accounting standard” or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this agreement;

(h)	“clauses”, “paragraphs” or “schedules” are to clauses and paragraphs of and schedules to this agreement;

(i)	“writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(j)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

1.3	The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

1.4	The index to and the headings and the descriptive notes in brackets relating to provisions of Taxation Statutes in this agreement are for information only and are to be ignored in construing the same.

2.	SALE AND PURCHASE

2.1	Upon the terms and subject to the conditions of this agreement, the Seller shall as beneficial owner sell or procure the sale of, and the Buyer shall purchase the Shares with effect from Completion free from any Encumbrance together with all accrued benefits and rights attached thereto.

2.2	The Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it in relation to the Shares under the articles of association of each of the Target Group Companies or otherwise.

2.3	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the Seller completes the sale of all the Shares simultaneously, but completion of the purchase of some Shares shall not affect the rights of the Buyer with respect to its rights to the other Shares.

2.4	The final cash consideration for such sale and purchase shall be the net total sum of the Payment on Completion plus the Working Capital Amount to be satisfied in cash pursuant to the provisions contained in clauses 3, 4 and 5.

2.5	One Business Day prior to the Completion Date the Seller (without liability) shall provide to the Buyer in writing, the Estimated Working Capital Amount together with such evidence (if any) as it may have in support of such estimate.

3.	COMPLETION

3.1	Completion shall take place at the registered office of the Seller (or at such other location as the Seller and Buyer shall agree) on the Completion Date.

3.2	On Completion the Seller shall deliver to, or procure the delivery of or, if the buyer shall so agree, make available to the Buyer:

(a)	transfers in common form relating to all the Shares duly executed in favour of the Buyer (or as it may direct);

(b)	share certificates relating to the Shares;

(c)	resignations in the agreed terms duly executed as deeds of all the directors and the secretary of any Target Group Company from their offices as director or secretary of and their employment with any Target Group Company containing a confirmation that they have no claims (whether statutory, contractual or otherwise) against any Target Group Company;

(d)	the written resignations of the auditors of each Target Group Company containing an acknowledgement that they have no claim against any Target Group Company for compensation for loss of office, professional fees or otherwise and a statement under section 394(1) of the Companies Act 1985 or article 401A of the Order (as inserted by article 58(1) of The Companies (No. 2) (Northern Ireland) Order 1990), as appropriate;

(e)	the common seals, certificates of incorporation and statutory books, share certificate books and cheque books of each Target Group Company;

(f)	the Supply Agreement duly executed by Rouvex Limited;

(g)	the Tax Deed duly executed by the Seller;

(h)	to the extent not in the possession of any Target Group Company, all books of account concerning the businesses of any Target Group Company;

(i)	an acknowledgement in the agreed form from the Seller to the effect that there is no Intra-Group Indebtedness owing at Completion other than Intra-Group Indebtedness arising in the normal course of the trade since 31 March 2004;

(j)	duly executed transfers of each share in the Subsidiaries not registered in the name of any Target Group Company in favour of the Buyer (or as it may direct);

(k)	share certificates relating to all of the issued shares in the capital of each of the Subsidiaries;

(l)	the Transitional Services Agreement; and

(m)	the Form of Trademark Assignment;

(n)	duly completed tax elections under section 171A and section 179A TGCA; and

(o)	duly executed deeds of change of principal employer which are referred to in clause 11 of this agreement which shall have an effective date of the date of Completion.

3.3	At or prior to the Completion Date (and prior to the taking effect of the resignation of the directors and secretary referred to in clause 3.2(c) above), the Seller shall procure the passing of board resolutions of each Target Group Company:

(a)	sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Shares and any shares to which clause 3.2(j) refers;

(b)	appointing Allen McClay, Alan Armstrong, Stephen Campbell, John Irvine, and Richard Milliken to be the directors and Heather Stevenson as the secretary of each Target Group Company;

(c)	revoking all mandates to bankers and giving authority in favour of the directors appointed under clause 3.3(b) above or such other persons as the Buyer may nominate to operate the bank accounts thereof;

(d)	resolving that the registered office of Galen (UK) Limited and Galen Limited be changed to Almac House, 20 Seagoe Industrial Estate, Craigavon, Northern Ireland; and

(e)	authorising the delivery to the Buyer of share certificates in respect of the Shares and the shares in the capital in each of the Subsidiaries.

3.4	Upon compliance by the Seller with the provisions of clauses 3.2 and 3.3 on Completion the Buyer shall:

(a)	provide for the transfer by CHAPS the Payment On Completion plus the Estimated Working Capital Amount to the Seller’s Solicitors Client Account, the Sellers Solicitors being authorised to receive such a cash payment on behalf of the Seller; and

(b)	deliver to the Seller a counterpart of:

(i)	the Tax Deed;

(ii)	the Supply Agreement; and

(iii)	the Transitional Services Agreement

in each case, duly executed by the Buyer.

4.	POST COMPLETION UNDERTAKINGS

4.1	The Seller acknowledges that, immediately following Completion until such time as the transfer(s) of the Shares have been registered in the register of members of the Target Group Companies, the Seller will hold the Shares registered in its name on trust for and as nominee for the Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of the Shares in accordance with the directions of the Buyer or its nominees and if the Seller is in breach of the undertakings contained in this clause the Seller irrevocably authorises the Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer or its nominees may reasonably require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of the Seller’s rights contained in this clause.

4.2	Following Completion, the Seller undertakes to the Buyer to use all reasonable endeavours to ensure that each Target Group Company is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it prior to Completion which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of a member of the Seller’s Group and prior to such release the Seller undertakes to the Buyer (on behalf of itself and as trustee on behalf of each Target Group Company) to keep each Target Group Company fully indemnified against any failure to make any such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance.

4.3	Following Completion the Buyer undertakes to the Seller to use all reasonable endeavours to ensure that each member of the Seller’s Group is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any Target Group Company and prior to such release the Buyer undertakes to the Seller (on behalf of itself and as trustee on behalf of each member of the Seller’s Group) to keep each member of the Seller’s Group fully indemnified against any failure to make any such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance;

4.4	Within five Business Days of agreement or determination of the Working Capital Amount in accordance with the provisions of clause 5, if the Net Working Capital Adjustment is:

(a)	positive, the Seller shall pay to the Buyer, by way of telegraphic transfer in immediately available funds to the Buyer’s Account; or as the case may be,

(b)	negative, the Buyer shall pay to the Seller, by way of telegraphic transfer in immediately available funds to the Seller’s Solicitor Client Account,

in either case, an amount equal to the Net Working Capital Adjustment.

4.5	If any sum due for payment in relation to the Working Capital Amount under this agreement by one party to the other is not paid on the due date, the party in default shall pay interest thereon (at the same time as payment is made) at the Default Rate for the period from the due date to the date of actual payment (both dates inclusive).

4.6	Following Completion, Seller shall procure the delivery to the Buyer of confirmation from the Facility Agent (as defined in the Facility Agreement) that Galen Limited and Galen (UK) Limited have been released from their obligations as guarantors under the Facility Agreement.

4.7	Following Completion, the Buyer undertakes with the Seller that in the event that the Buyer or any member of the Buyer’s Group receives payment from or on behalf of Straken Limited in respect of the monies due by Straken Limited to the Seller relating to the disposal of Isotard to Strakan Limited in 2002 the Buyer shall hold such monies on trust for the Seller and shall immediately remit all such monies to the Seller or such other party as the Seller may direct.

5.	COMPLETION ACCOUNTS

5.1	The Buyer and the Seller shall use all reasonable endeavours to procure that, promptly after Completion, Completion Accounts in relation to the Target Group, together with a statement in the format set out in part 2 of schedule 5 (the “Statement”) of the Working Capital Amount as at close of business on the Completion Date, are prepared in accordance with the provisions of this clause 5. The Completion Accounts shall be prepared on the basis of the accounting policies and procedures set out in Part 3 of schedule 5 of this agreement.

5.2	The Seller and the Buyer shall prepare the Completion Accounts and the Statement in conjunction with the Target Group with a view to such draft Completion Accounts and draft Statement being submitted to the Seller within 60 Business Days of Completion.

5.3	Subject to clause 5.7(e), the Seller and the Buyer shall each bear their own costs and expenses arising out of the preparation and review of the Completion Accounts and Statement.

5.4	The Seller shall notify the Buyer in writing within 30 Business Days of receipt of such draft Completion Accounts and the draft Statement whether or not it accepts the draft Completion Accounts and draft Statement for the purposes of this agreement.

5.5	If the Seller notifies the Buyer that it does not accept such draft Completion Accounts and draft Statement:

(a)	it shall, at the same time as it notifies the Buyer that it does not accept such draft Completion Accounts and draft Statement, set out in such notice in writing its reasons for such non-acceptance and specify the adjustments which, in its opinion, should be made to the draft Completion Accounts and the draft Statement in order to comply with the requirements of this agreement; and

(b)	the parties shall use all reasonable endeavours to:

(i)	meet and discuss the objections of the Seller; and

(ii)	try to reach agreement upon the adjustments (if any) required to be made to the draft Completion Accounts and the draft Statement and will provide each other with such information and explanations and access to working papers as may be reasonably and properly required by the other for their purpose;

in each case, within 20 Business Days of the Seller’s notice of non-acceptance pursuant to clause 5.4 (or such other time as the parties may agree in writing).

5.6	If the Seller is satisfied with the draft Completion Accounts and the draft Statement (either as originally submitted or after adjustments agreed between the Seller and the Buyer) or if the Seller fails to notify the Buyer of its non-acceptance of the draft Completion Accounts and the draft Statement within the 30 Business Day period referred to in clause 5.4, then the draft Completion Accounts and the draft Statement (incorporating any agreed adjustments) shall constitute the Completion Accounts and the Statement for the purposes of this agreement.

5.7	If the Seller and the Buyer do not reach agreement within the 20 Business Day period referred to in clause 5.5(b) (or such other time as the parties may agree in writing) then the matters in dispute (and only those) shall be referred, on the application of either the Seller or the Buyer, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by the Seller and the Buyer or, failing agreement, to be selected, on the application of either the Seller or the Buyer, by the Chairman for the time being of the Ulster Society of the Institute of Chartered Accountants in Ireland or his duly appointed deputy (the “firm”). The following provisions shall apply to such determination:

(a)	the Buyer and/or the Buyer’s Accountants and the Seller and/or the Seller’s Accountants shall each promptly (and in any event within such time frame as reasonably enables the firm to make its decision in accordance with the time frame set down in clause 5.7(b)) prepare and deliver to the firm a written statement on the matters in dispute (together with the relevant documents);

(b)	the firm shall be requested to give its decision as soon as is reasonably practicable after its appointment and in any event by not later than 30 Business Days after its appointment hereunder;

(c)	in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Completion Accounts and the draft Statement in respect of the matters in dispute in order to comply with the requirements of this agreement and shall give its reasons therefor;

(d)	the firm shall act as an expert (and not as an arbitrator and the Arbitration (Northern Ireland) Order 1996 shall not apply) in making any such determination which shall be final and binding on the parties (in the absence of manifest error);

(e)	each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the firm shall be borne between the Seller and the Buyer in such proportions as the firm shall in its discretion determine or, in the absence of any such determination, equally between the Seller and the Buyer.

5.8	When the Seller and the Buyer reach (or pursuant to clause 5.6 are deemed to reach) agreement on the Completion Accounts and the Statement or when the Completion Accounts and the Statement are finally determined at any stage in accordance with the procedures set out in this clause 5:

(a)	the Completion Accounts and the Statement as so agreed or determined shall be the Completion Accounts and the Statement for the purposes of this agreement and shall be final and binding on the parties; and

(b)	the Working Capital Amount as at close of business on the Completion Date, shall be as set out in the Statement.

5.9	Subject to any rule of law or any regulatory body or any provision of any contract or arrangement entered into prior to the date of this agreement to the contrary, the Seller shall procure that each member of the Seller’s Group shall, and the Buyer shall procure that the Target Group shall, promptly provide each other, their respective advisers, the firm, the Buyer’s accountants and the Seller’s accountants with all information (in their respective possession or control) relating to the operations of the Seller’s Group and/or the Target Group, as the case may be, including access at all reasonable times to all Seller’s Group and Target Group employees, books, records, and other relevant information and all co-operation and assistance, as may in any such case be reasonably required to:

(a)	enable the production of the Completion Accounts and the Statement; and

(b)	enable the firm to determine the Completion Accounts and the Statement.

The Seller and the Buyer hereby authorise each other, their respective advisers and the firm to take copies of all information which they have agreed to provide under this clause 5.9.

6.	STOCK

6.1	Promptly following Completion (or at such time as agreed between the Seller and Buyer), a physical stock-take shall be carried out at each of the locations from which the Pharma Sales and Marketing Business is carried on. The physical stock take shall be attended by the representatives of both the Seller and the Buyer.

6.2	During this stock-take the Seller and Buyer shall jointly use all their reasonable endeavours to procure that any Obsolete Stock, Short Dated Stock and Surplus Stock are identified and recorded in the records of the stock take.

6.3	Any Obsolete Stock, Short Dated Stock and Surplus Stock which are identified shall be destroyed by the Buyer (unless expressly agreed to the contrary) and the Seller will reimburse the Buyer for all reasonable costs incurred in this destruction process.

6.4	The Seller shall within 21 days of Completion deliver to the Buyer a statement of the value of the Stock (the “Stock Valuation”).

(a)	The Stock shall be valued at the lower of cost and net realisable value.

(b)	No value shall be attributed to Obsolete Stock, Short Dated Stock or Surplus Stock.

(c)	The Seller shall comply with any reasonable requests of the Buyer’s representatives for evidence or information to verify the cost or net realisable value of the Stock.

6.5	Within 14 days of receipt of the Stock Valuation (or within such longer period as snail be agreed in writing between the parties), the Buyer shall notify the Seller in writing whether or not it accepts the Stock Valuation for the purposes of this agreement.

6.6	If the Buyer notifies the Seller within such agreed period that it does not accept the Stock Valuation, any dispute with respect to the determination of the value of any part of the Stock shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Seller and the Buyer or, failing such nomination within 14 days after a request for determination by either the Seller or the Buyer, nominated at the request of either of them by the Chairman for the time being of the Ulster Society of the Institute of Chartered Accountants in Ireland. The accountants shall be entitled to call for submissions from both the Buyer and the Seller as to objections in relation to the valuation of the Stock and may call for and inspect such documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Seller and the Buyer in such proportions as the accountants determine, or in the absence of such determination, shall be borne equally by the Buyer and Seller.

6.7	The accountants appointed as experts pursuant to this clause shall, in giving their determination, state what adjustments (if any) are necessary to the valuation in such form as it stands at that time, in respect of the matters in dispute in order to comply with the requirements of this agreement and shall give its reasons therefore and shall make such determination as soon as is reasonably practicable after their appointment and, in any event, by no later than 30 days after their appointment.

7.	WARRANTIES AND INDEMNITIES

7.1	The Seller acknowledges that the Buyer has entered into this agreement upon the basis and in reliance upon the Warranties and warrants to the Buyer in the terms of the Warranties set out in schedule 3 of this agreement and each of the Warranties shall be construed as a separate warranty.

7.2	Any claim under the Warranties is subject to the terms and provisions of schedule 4.

7.3	The Buyer warrants to the Seller that (and each such warranty shall be construed as a separate warranty):

(a)	the execution and delivery of this agreement and the Completion of the transactions contemplated hereby, have, where required, been duly and validly authorised and no other proceedings or action on the part of the Buyer is necessary to authorise the agreement or to complete the transactions contemplated; and

(b)	it has disclosed to the Seller all agreements, arrangements and understandings (whether verbal or in writing) between any member of the Buyer’s Group and any director, employee, contractor or agent of any member of the Seller’s Group.

7.4	The Seller agrees to indemnify the Buyer on the terms set out in schedule 6 of this agreement.

8.	PROTECTION OF GOODWILL

8.1	In consideration of the Buyer entering into the sale and purchase of the Shares, the Seller hereby agrees with the Buyer that (except as otherwise agreed in writing with the Buyer) neither the Seller nor any of its subsidiary undertakings from time to time will either solely or jointly or with any other person either directly or indirectly or through any of their respective employees or agents (either on its own account or as the agent of any other person):

(a)	for a period of three years from Completion provide services to or be employed or otherwise carry on or be engaged or interested directly or indirectly in a business which competes with the Pharma Sales and Marketing Business;

(b)	for a period of three years from Completion, solicit or canvass away from the Buyer any person, firm or company or other organisation (which was a customer or supplier of the Pharma Sales and Marketing Business) at any time during the twelve month period prior to Completion);

(c)	for a period of two years from Completion, solicit or entice away or endeavour to solicit or entice away from the Buyer any senior manager, director, project manager or sales staff (excluding support staff) and any key employee who would be treated as a “relevant employee” for the purposes of the Model Code contained in the Listing Rules, employed or retained by any of the Companies in relation to the Pharma Sales and Marketing Business on Completion, whether or not such person would commit any breach of his contract of employment or terms of engagement by reason of his leaving the service of the Buyer PROVIDED THAT this restriction will not apply to any advertisements for recruitment made available generally through any recruitment agency or advertisement available to the public; or

(d)	following Completion, use any of the Domain Names or e-mail address used by the Target Group at any time during the two months immediately preceding the date of this agreement solely in relation to the Pharma Sales and Marketing Business or any other name intended or likely to be confused with any such trade or domain name or e-mail address solely in relation to the Pharma Sales and Marketing Business.

(e)	for a period of three years following the expiry of one month after the passing by the Seller’s shareholders of the Name Change Resolution, use in the course of its business any of the Domain Names as the universal resource locator of any web site accessible on the internet.

8.2	Nothing in clause 8.1 shall prevent or restrict any member of the Seller’s Group from:

(a)	being the holder of shares (conferring up to but not exceeding fifteen per cent of the votes which would normally be cast at a general meeting of that company) or fifteen per cent of the debentures of a company which is engaged in any business referred to in clause 8.1(a);

(b)

acquiring the whole or any part of a business which, or the share capital of a company or group of companies whose business or a part of whose business, includes operations the carrying on of which would otherwise amount to a breach of the undertaking contained in clause 8.1 (the “Competitive Operations”), as part of a larger acquisition or series of related acquisitions PROVIDED THAT the relevant member of the Seller’s Group shall within the following twelve months use its reasonable endeavours to sell the Competitive Operations as soon as reasonably practicable following such acquisition (which shall, without limitation, include inviting the Buyer to make a competitive bid for the sale of the Competitive Operations) save that the relevant member of the Seller’s Group shall not be obliged to sell the Competitive Operations if the Competitive Operations comprise a minor part of the business or the business of such company, group of companies or businesses acquired or in which the Sellers Group has acquired an interest. For the purpose of this clause 8.2(b), a “minor part” of the business of such company, group of companies or business shall be part of its overall business in which the turnover of the Competitive Operations does not exceed the lower of 10 per cent of the gross turnover of the company, group of companies or business acquired per annum or £5 million gross turnover per annum of the Company, group of companies or business acquired.

8.3	The Seller agrees with the Buyer that it will not at any time after Completion, whether by itself or through any other member of the Seller’s Group, whether directly or indirectly, in the course of carrying on its business, claim or represent any continuing association with the Buyer in respect of the Pharma Sales and Marketing Business for the purpose of obtaining or retaining any business or custom from, or in competition with the Pharma Sales and Marketing Business.

8.4	The Seller agrees with the Buyer that the restrictions contained in this clause 7 are considered reasonable and necessary for the protection of value of the Pharma Sales and Marketing Business (in particular the goodwill of the Pharma Sales and Marketing Business) by the parties hereto and the Seller acknowledges that, in the light of the total price paid under this agreement and the manner of computation thereof, the nature of the business of the Target Group and all other relevant matters, the provisions of this clause 6 are considered reasonably necessary for the protection of the interests of the Buyer, and the restrictive covenants do not go beyond what is reasonably necessary to protect the legitimate business interests of the Buyer.

8.5	In the event that any restriction in this clause 8 shall be found to be unenforceable but would be enforceable if some part thereof were deleted or the area of operation or the period of application reduced, such restriction shall apply with such modification as may be necessary to make it legal and enforceable. Without prejudice to the generality of the foregoing, if such invalidity arises by reason of the period of restriction being excessive, such period as shall be held by a court of competent jurisdiction to be reasonable shall be able to be substituted for the period herein in order to make the restriction binding on the relevant parties.

8.6	Each undertaking contained in this clause 8 shall be construed as a separate undertaking and if one or more of the undertakings contained in this clause 8 is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertakings shall continue to bind the Seller and its subsidiary undertakings.]

9.	CONFIDENTIAL INFORMATION

9.1	The Seller shall not and shall procure that no other member of the Seller’s Group or their connected persons or any officers or employee or adviser or agent shall use or disclose to any person Confidential Information;

9.2	Clause 9.1 does not apply to:

(a)	disclosure of Confidential Information to or at the written request of the Buyer;

(b)	use or disclosure of Confidential Information required to be disclosed by law or the London Stock Exchange or the UK Listing Authority or any other regulatory body;

(c)	disclosure of Confidential Information to professional advisers for the purpose of advising the Seller in relation to this transaction only; or

(d)	Confidential Information which becomes generally known other than by the Seller’s breach of clause 9.

10.	INTELLECTUAL PROPERTY AND CHANGE OF NAME

10.1	The Seller hereby grants to the Buyer and each member of the Target Group a perpetual, royalty-free licence to use only in the Pharma Sales and Marketing Business (including, in this context, as the same may develop in the ordinary course of business) the name “Galen” in the same manner as it is so used immediately prior to Completion, whether alone or in combination with any other name, provided that the members of the Target Group shall also continue to be entitled to include the name “Galen” in their corporate names as at the Completion Date and provided further that the Buyer shall, and shall procure that each member of the Target Group shall, use all reasonable endeavours to avoid its and their use thereof causing any confusion between itself, or themselves, and the Seller, its associated companies or the business of any of them. For the avoidance of doubt, the Seller shall not grant such a licence to any members of the Seller’s Group or any third parties.

10.2	The licence shall commence on the Completion Date and shall continue in force until the Galen Trademark is assigned to the Buyer in accordance with clause 10.9 below.

10.3	The licences granted under clause 10.1 above and clause 9.7 of the Business Transfer Agreement shall both terminate upon assignment of the Galen Trademark in accordance with clause 10.2 above.

10.4	All products manufactured by the Buyer under or by reference to the Galen name shall comply with the specifications and standards of quality in relation to their manufacture, materials used, workmanship and design, packaging and storage in force at the Completion Date.

10.5	Products intended to be marketed under the Galen name which in the Seller’s reasonable opinion are not of the quality required by the Seller under clause 10.4 above shall on reasonable notice being given by the Seller be forthwith withdrawn from production and sale by the Buyer and they shall either be corrected or destroyed or the Galen name removed from them at the Buyer’s option acting reasonably in consultation with the Seller. The Seller may on reasonable notice inspect any such corrected products before they are marketed.

10.6	The use of the Galen name by the Buyer shall at all times be in keeping with and seek to maintain its distinctiveness and reputation as reasonably determined by the Seller, and the Buyer shall forthwith cease any use not consistent therewith as the Seller may reasonably require.

10.7	In consideration of the Buyer entering into the sale and purchase of the Shares, the Seller hereby agrees to procure that, within twelve months from the Completion Date, a resolution is put to the shareholders of the Seller proposing that the Seller changes its name to a name which is not the same as “Galen” or confusingly similar to “Galen” (the “Name Change Resolution”). If for any reason the Name Change Resolution is not put before the shareholders of the Seller within the said period of twelve months or, having been so put to the shareholders, the requisite majority is not secured to pass it, the Seller will procure that at each subsequent extraordinary general meeting or annual general meeting of the Seller (as the case may be) the Name Change Resolution is again put before the Seller’s shareholders, until such time as it passed by the requisite majority.

10.8	Once the Name Change Resolution has been passed, the Seller will procure the passing of special resolutions by any of its subsidiary companies whose registered names include the word “Galen”, to change any such names to names which do not include the word “Galen” or anything confusingly similar therewith.

10.9	For the avoidance of doubt, completion of the acquisition of the Shares is not conditional on the passing of the Name Change Resolution.

10.10	As soon as reasonably practicable following the passing of the Name Change Resolution, the Seller and the Buyer shall enter into the Trademark Assignment.

11.	PENSIONS

The following occupational pension schemes operated by the Target Group the Standard Life Standplan A Scheme called the Galen Ltd Pension Scheme, the Alba Pension Scheme and the Allied Dunbar Pension Scheme shall be retained by the Seller and the parties to this agreement agree to procure the execution of deeds of change of principal employer for each of the above schemes as may be required which shall take effect as from Completion.

12.	ANNOUNCEMENTS

12.1	No party shall disclose the making of this agreement nor its terms nor any other agreement referred to in this agreement (except those matters set out in the press release in the agreed form) and each party shall procure that each of its Related Persons shall not make any such disclosure without the prior consent of the other party unless disclosure is:

(a)	to its professional advisers; or

(b)	required by law or the rules or standards of the London Stock Exchange or the Listing Rules or the rules and requirements of any other regulatory body.

PROVIDED THAT this clause 12.1 shall not apply to announcements, communications or circulars made or sent by either party after Completion to customers, clients or suppliers of the Target Group to the extent that it informs them of the Buyer’s acquisition of the Shares or to any announcement containing information which has become available other than as a result of a breach of this agreement or the Product Transfer Agreement.

12.2	The restrictions contained in clause 12.1 shall apply without limit of time.

13.	ASSIGNMENT

This agreement is personal to the parties and accordingly no party without the prior written consent of the other shall assign, transfer, charge or declare a trust of the benefit of all or any of any other party’s obligations nor any benefit arising under this agreement neither shall any party delegate any of its obligations under this agreement or subcontract their provision to any third party or agent whatsoever except that following Completion the Buyer may assign the benefit of all its obligations and benefits arising hereunder to any member of the Buyer’s Group PROVIDED THAT such assignee shall remain within the Buyer’s Group. In the event that such assignee ceases to be a member of the Buyer’s Group such assignment shall be voidable and the relevant party shall procure that the assignee shall assign in full any and all benefits to the Buyer or another member of the Buyer’s Group.

14.	COSTS

Unless expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares, the preparation and negotiation of this agreement and any transaction contemplated hereunder.

15.	EFFECT OF COMPLETION

The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.

16.	FURTHER ASSURANCES AND ACCESS TO INFORMATION

16.1	Each of the parties shall from time to time upon request from the other do or procure the doing of all acts and/or execute or procure the execution of all such documents in so far as each is reasonably able and in a form reasonably satisfactory to the party concerned, and in particular the Seller shall execute all such documents and do such acts and things as the Buyer may reasonably require for the purpose of vesting in the Buyer the full legal and beneficial interest in the Shares and otherwise giving the other party the full benefit of this agreement.

16.2	Following Completion, the Buyer agrees to provide to the Seller on reasonable notice with access to any information, documents or records relating to the Target Group Companies and the Pharma Sales and Marketing Business that the Seller may reasonably require to enable the Seller to comply or assist with any governmental or regulatory investigation relating to the Target Group Companies or the Pharma Sales and Marketing Business which involves the Seller or any member of the Seller’s Group.

17.	ENTIRE AGREEMENT

17.1	Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

(a)	this agreement and the Product Transfer Agreement together with any other documents referred to in this agreement (together the “Transaction Documents”) constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

(b)	neither it nor any of its Related Persons have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto; and

(c)	the only remedies available to it in respect of the Transaction Documents (and, where appropriate, to its Related Persons) are damages for breach of contract [and, in the case of a breach of clause 8.1 only, injunctive relief] and, for the avoidance of doubt, neither it (nor its Related Persons, where appropriate) shall have any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise;

PROVIDED THAT the provisions of this clause 17 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party’s Related Persons or any right which any of them may have to rescind this agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

18.	VARIATIONS

This agreement may be varied only by a document signed by or on behalf of each of the parties.

19.	WAIVER

19.1	A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

19.2	No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

19.3	No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the parties.

20.	INVALIDITY

20.1	If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way.

21.	NOTICES

21.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of the Buyer to:	Almac Sciences Limited Almac House 20 Seagoe Industrial Estate Craigavon Co. Armagh BT63 5QD Northern Ireland

Fax:	028 38350729
Attention:	Dr Allen J. McClay

In the case of the Seller to:	Galen Holdings PLC Old Belfast Road Millbrook Co. Antrim Northern Ireland BT40 2SH

Fax:	028 28279448
Attention:	Company Secretary

and shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, two Business Days after the date of posting;

(c)	if sent by air mail, five Business Days after the date of posting; and

(d)	if sent by fax, when despatched;

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made outside 9.00 a.m. -5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

21.2	A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 21 provided that such notification shall only be effective:

(a)	on the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

22.	COUNTERPARTS

22.1	This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

23.	GOVERNING LAW AND JURISDICTION

23.1	This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with Northern Irish law.

23.2	Each of the parties to this agreement irrevocably agrees that the courts of Northern Ireland shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Northern Ireland.

23.3	Each party irrevocably waives any objection which it might at any time have to the courts of Northern Ireland being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Northern Ireland are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 23 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

23.4	Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document (“Documents”) for the purpose of any Proceedings begun in Northern Ireland shall be duly served upon it if delivered personally or sent by registered post, in the case of:

(a)	the Seller, to its registered office (marked for the attention of the Company Secretary); and

(b)	the Buyer, to the registered office of Almac Sciences Limited (marked for the attention of Dr Allen J. McClay),

or such other person and address in the United Kingdom as the Seller shall notify the Buyer in writing or vice versa from time to time.

24.	THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no rights or benefits expressly or impliedly conferred by it shall be enforceable under that Act against the parties to it by any other person.

IN WITNESS whereof this agreement has been executed on the date first above written.

SCHEDULE 1

Particulars relating to Target Group Companies

Galen (UK) Limited

Registered Number:	NI 42003

Authorised share capital:	100

Issued share capital:	2

Directors:	Robert Geoffrey Elliott John Alexander King

Secretary:	Robert Graham Whiteford

Auditors:	PricewaterhouseCoopers LLP

Accounting reference date:	30 September

Registered Office:	Seagoe Industrial Estate Craigavon County Armagh BT63 5UA

Galen Rhodes Limited

Registered Number:	2706002

Authorised share capital:	1,000,900

Issued share capital:	1,000,000 - divided into:
100 Ordinary shares
999 900 Ordinary A shares

Directors:	Robert Geoffrey Elliott
John Alexander King

Secretary:	Robert Graham Whiteford

Auditors:	PricewaterhouseCoopers LLP

Accounting reference date:	30 September

Registered Office:	Broadwalk House
5 Appold Street
London EC2A 2HA

Galen Pharmaceuticals Limited

Registered Number:	2238884

Authorised share capital:	10,000

Issued share capital:	2

Directors:	Robert Geoffrey Elliott
John Alexander King

Secretary:	Robert Graham Whiteford

Auditors:	PricewaterhouseCoopers

Accounting reference date:	30 September

Registered Office:	Broadwalk House
5 Appold Street
London EC2A 2HA

Galen Healthcare Limited

Registered Number:	3160430

Authorised share capital:	100

Issued share capital:	100

Directors:	Robert Geoffrey Elliott
John Alexander King

Secretary:	Robert Graham Whiteford

Auditors:	PricewaterhouseCoopers LLP

Accounting reference date:	30 September

Registered Office:	Broadwalk House
5 Appold Street
London EC2A 2HA

Chargelink Limited

Registered Number:	3064205

Authorised share capital:	1,000

Issued share capital:	1

Directors:	Robert Geoffrey Elliott
John Alexander King

Secretary:	Robert Graham Whiteford

Auditors:	PricewaterhouseCoopers LLP

Accounting reference date:	30 September

Registered Office:	Broadwalk House
5 Appold Street
London EC2A 2HA

SCHEDULE 2

Particulars relating to Subsidiaries

Inter-Medics Limited

Registered Number:	741057

Authorised share capital:	3,000

Issued share capital:	1,000

Directors:	Robert Geoffrey Elliott John Alexander King

Secretary:	Robert Geoffrey Elliott

Auditors:	PricewaterhouseCoopers LLP

Accounting reference date:	30 September

Registered Office:	Broadwalk House
5 Appold Street
London EC2A 2HA

Galen Limited

Registered Number:	NI 30077

Authorised share capital:	100

Issued share capital:	100

Directors:	Robert Geoffrey Elliott John Alexander King Claire Gilligan Robert Graham Whiteford

Secretary:	Robert Geoffrey Elliott

Auditors:	PriceWaterhouseCoopers LLP

Accounting reference date:	30 September

Registered Office:	Seagoe Industrial Estate
Craigavon
County Armagh BT63 5UA

Madaus (UK) Limited

Registered Number:	2821609

Authorised share capital:	1,000,000

Issued share capital:	2

Directors:	Robert Geoffrey Elliott John Alexander King Dr Artrid Roever

Secretary:	John Alexander King

Auditors:	PricewaterhouseCoopers LLP

Accounting reference date:	30 September

Registered Office:	Broadwalk House
5 Appold Street
London EC2A 2HA

SCHEDULE 3

The Warranties

For the purpose of this schedule 3, “Company” means all and each of the Target Group Companies, as the context so admits and “Shares” means the whole of the issued ordinary share capital of each of the Target Group Companies.

Where any Warranty is made or given “so far as the Seller is aware” or “to the best of the Seller’s knowledge” such Warranty shall be deemed to have been given to the best of the knowledge, information and belief of the Seller after making, due and careful enquiries of Geoffrey Elliott, Robert Whiteford, John King, and Ken Ross, and in relation only to matters of regulatory licensing of the Pharma Sales and Marketing Business, Patricia McKee and in relation to matters concerning Taxation, the Seller’s Accountant only and without any of them having made enquiry of any other person.

In this schedule 3 the following words have the following meanings, unless the context otherwise requires:

“Accounts” means the audited statutory financial statements of each Target Group Company comprising the balance sheet, profit and loss account and cash flow statements of each Target Group Company, together in each case with the notes thereon, directors’ reports and auditors’ report, as at and for the financial period ended on the Accounts Date;

“IHTA” means the Inheritance Tax Act 1984;

“Material Adverse Effect” means a material and adverse effect on the business, assets or condition (financial or otherwise) of the Pharma Sales and Marketing Business conducted in the United Kingdom and Republic of Ireland excluding any adverse effects out of or resulting from changes in the general economy or the reaction of employees, suppliers or customers to the Seller entering into this agreement or the Buyer acquiring the shares;

“Pharma Business” means the ethical pharmaceutical sales and marketing business of the Target Group Companies as at the opening of business on 27 April 2004.

“TA” means the Income and Corporation Taxes Act 1988;

“Taxation Authority” means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax including the Inland Revenue and HM Customs and Excise;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“TMA” means the Taxes Management Act 1970;

“VATA” means the Value Added Tax Act 1994 and “VAT legislation” means VATA and all regulations and orders made thereunder;

1.	ASSETS

1.1	Title

There are no Encumbrances, nor has the Company agreed to create any Encumbrances, over any part of its assets and each asset included in the Pharma Business Trial Balance or acquired by it since the Pharma Business Trial Balance Date (other than assets sold in the ordinary course of business or in relation to any software which is licensed for use in the Pharma Business);

(a)	is legally and beneficially owned by the Company; and:

(b)	where capable of possession, in the possession of the Company.

2.	EFFECT OF SALE

2.1	Neither the execution nor performance of this agreement or any Transaction Document (save for the Product Transfer Agreement) to be executed at or before Completion will so far as the Seller is aware:

(a)	conflict with or result in a material breach of the terms, provisions or conditions of any contracts or agreements, to which the Company is a party or any undertaking, judgment, order, injunction or decree of any court; or

(b)	make the Company liable to transfer or purchase any material assets, (including but not limited to shares held by it in other bodies corporate) under their articles of association or any agreement or arrangement; or

(c)	entitle any person to terminate any material contractual obligation; or

(d)	be likely to result in any significant customer of or supplier to the Company in relation to the Pharma Sales and Marketing Business ceasing to deal or substantially reducing the existing level of its dealings with the Company and the Seller is not aware of any intention on the part of any such customer or supplier to cease so to deal or so to reduce the existing level of such dealings.

3.	PERMITS

3.1	The Company has obtained all material Permits for carrying on the Pharma Sales and Marketing Business lawfully in the places and in the manner in which such business is now carried on by the Company.

3.2	All such Permits referred to in paragraph 3.1 above are valid and subsisting and so far as the Seller is aware there is no reason why such Permits should be suspended cancelled or revoked or validly transferred to the Buyer without undue delay in connection with the transactions contemplated by this agreement.

4.	LITIGATION

4.1	Litigation

(a)	Save with respect to collection of debts in the ordinary course of business, the Company during the two years ending on the date of this agreement has not been involved in any civil, criminal, arbitration, administrative or other proceeding in any jurisdiction which is material to the Pharma Sales and Marketing Business conducted in the United Kingdom or Ireland. So far as the Seller is aware as at the date hereof, no civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against the Company which is material to the Pharma Sales and Marketing Business conducted in the United Kingdom or Ireland.

(b)	There is no outstanding judgment, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company and the Company has not given any undertaking to any court or to any third party arising out of any legal proceedings.

(c)	The Seller has not been notified of any injunction or order for specific performance against the Company.

4.2	Investigations

So far as the Seller is aware and save as disclosed in the Disclosure Letter, the Company is not and has not been subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) which is material to the operation of its business in any jurisdiction. The Company has not received any request for information from, any court or governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction. So far as the Seller is aware no matter exists which might give rise to such an investigation, enquiry, proceeding or request for information.

5.	SELLER’S CAPACITY

5.1	Authorisations

The Seller has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement and the Transaction Documents.

5.2	Binding Obligation

Each of this agreement and the Transaction Documents has been duly executed and delivered by the Seller, and assuming the due execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms;

6.	THE COMPANY, THE SHARES AND THE SUBSIDIARIES

6.1	Incorporation and existence

The Seller and each Company are companies incorporated in their jurisdictions under the relevant laws and have been in continuous existence since incorporation.

6.2	The Shares

(a)	The Company has not allotted any shares other than the relevant Shares (as set out in schedule 1) and those Shares are fully paid or credited as fully paid.

(b)	There is no Encumbrance over any of the Shares or unissued shares in the capital of the Company and no person has claimed to be entitled to an Encumbrance in relation to any of the Shares or unissued shares in the capital of the Company.

(c)	Other than this agreement, there is no agreement, arrangement or obligation requiring the allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

(d)	Save as set out in schedule 1 to this agreement, no Company has any subsidiaries,

6.3	Intra Vires

The Company has the power to carry on its business as now conducted and to the best of the Seller’s knowledge none of the contracts to which it is a party are ultra vires.

6.4	Constitutional Documents

The memorandum and articles of association of the Company in the form disclosed are true and accurate and have embodied therein or annexed thereto copies of all resolutions and agreements as are referred to in Article 388 of the Companies (Northern Ireland) Order 1986, and all amendments thereto (if any) were duly and properly made.

6.5	Register of Members

The register of members of the Company has been properly kept and contains true and complete record of the members from time to time of the Company and the Company has not received any notice or allegation that any of them is incorrect or incomplete or should be rectified.

6.6	Powers of Attorney

The Company has not executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind the Company in any way and which power of attorney remains in force or was granted or conferred since its incorporation.

6.7	Statutory Books and Filings

(a)	The statutory books of the Company are up-to-date.

(b)	All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies (or other relevant company registry or other corporate authority in any jurisdiction) have been properly prepared and filed.

6.8	Dormant Companies

Chargelink Limited, Galen Pharmaceuticals Limited, Galen Healthcare Limited, Galen (UK) Limited, Galen Rhodes Limited, Inter-Medics Limited and Madaus UK Limited have each ceased trading and each has no material assets and no liabilities.

7.	ACCOUNTS

7.1	General

(a)	The Accounts comply with the provisions of The Companies Order (Northern Ireland) 1986 as applicable and show a true and fair view of the assets and liabilities and of the state of affairs, financial position and results at the Accounts Date of the Company (or of the Group to the extent that they are consolidated accounts).

(b)	The Accounts have been prepared in accordance with the law and applicable standards, accounting principles and practices generally accepted in the United Kingdom.

(c)	Except as stated in the Accounts, those accounts have been prepared on a basis consistent with the basis upon which all audited accounts of the Company have been prepared in respect of the three years before the Accounts Date.

7.2	Accounting and other records

The books of account and other records of the Company are up-to-date and have been maintained in all respects in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

8.	CHANGES SINCE PHARMA TRIAL BALANCE DATE

8.1	General

Since the Pharma Business Trial Balance Date and save as disclosed in the Disclosure Letter:

(a)	the Companies have carried on the Pharma Business in the ordinary and usual course and so as to maintain the business as a going concern;

(b)	there has been no material adverse change in the financial position of the Pharma Business carried on by the Companies and such business has been carried on in the ordinary and usual course and the Seller has not disposed of any material assets used in connection with the Pharma Business other than in the ordinary and usual course of business; and

(c)	so far as the Seller is aware no substantial customer or supplier of the Target Group Companies relating to the Pharma Business has ceased purchasing from or supplying to the Seller in connection with Pharma Business and so far as the Seller is aware there are no facts which are likely to give rise to such an effect.

8.2	Specific

Since the Accounts Date:

(a)	save as disclosed in the Disclosure Letter, the Company has not declared, paid or made a dividend or other distribution (including a distribution within the meaning of the TA) except to the extent provided in the Accounts;

(b)	save as disclosed in the Disclosure Letter, no resolution of the shareholders of the Company has been passed (except for those representing the ordinary business of an annual general meeting);

(c)	the Company has not repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation to do any of those things other than in respect of intra-group indebtedness; and

(d)	the Company has not paid nor is under an obligation to pay any management charges other than intra-group charges disclosed.

8.3	Pharma Business Trial Balance

(a)	the Pharma Business Trial Balance has been prepared in accordance with accounting policies which are consistent with those used in preparing the Accounts;

(b)	save as disclosed in the Disclosure Letter, the Pharma Business discloses a view of the trading, profits, assets and liabilities of the business of the Pharma Business which is accurate in all material respects for the five month period ending 29 February 2004.

(c)	other than Intra-Group Indebtedness, the Pharma Business Trial Balance includes all material assets and liabilities of the Pharma Business for the five month period ending 29 February 2004 and does not include any material assets or liabilities which do not relate to the Pharma Business.

8.4	Pro forma information on continuing products

(a)	The pro forma information on continuing products of the Pharma Business as disclosed in the Data Room Information does not include sales or gross margin which do not relate to the Pharma Business.

(b)	The historic pro forma information for continuing products of the Pharma Business for the financial years ended September 2001, September 2002 and September 2003 disclose a view of the sales of continuing products which is accurate in all material respects.

9.	INSOLVENCY

9.1	Winding up

No order has been made, petition presented or resolution passed for the winding up of the Company or for the appointment of a provisional liquidator to the Company.

9.2	Administration

No administration order has been made and no petition for an administration order has been presented in respect of the Company.

9.3	Receivership

No receiver, receiver and manager or administrative receiver has been appointed of the whole or part of the Company’s business or assets.

9.4	Compromises with creditors

(a)	No voluntary arrangement under Article 14 of the Insolvency (Northern Ireland) Order 1989 has been proposed or approved in respect of the Company.

(b)	No compromise or arrangement under Article 418 of the Companies (Northern Ireland) Order 1986 has been proposed, agreed to or sanctioned in respect of the Company.

(c)	The Company has not entered into any compromise or arrangement with its creditors or any class of its creditors generally.

10.	OFFICERS AND EMPLOYEES

10.1	Remuneration and benefits

The particulars annexed to the Disclosure Letter are true and complete in all material respects and show all remuneration and other contractual benefits:

(a)	actually provided; and

(b)	which the Company is bound to provide (whether now or in the future)

to each officer and employee of the Company.

10.2	Terms and conditions

There are no terms and conditions in any contract with any officer or employee of the Company pursuant to which such person will be entitled to receive any payment or benefit for which the Company would be liable as a direct consequence of the transaction contemplated by this agreement.

10.3	Loans

There are no amounts owing or agreed to be loaned or advanced by the Company to any directors, officers and employees of the Company (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

10.4	Payment up to Completion

All salaries and wages and other contractual benefits of all employees of the Company have, to the extent due, been paid or discharged in full as at or with effect from Completion.

10.5	Industrial Dispute

Save as disclosed in the Disclosure Letter, since the Accounts Date neither the Seller nor the Company has been engaged or involved in any dispute with any of its employees, and so far as the Seller is aware no industrial action involving such employees, official or unofficial, exists at the date hereof to which the Company is a party which could reasonably be expected to have a Material Adverse Effect.

10.6	As far as the Seller is aware, the Seller has terminated the employment of Sarwat Zubair, Kinsley Wilson, Andy Watters and Colin Dummigan in compliance with its statutory duties.

10.7	Pension Schemes

(a)	Material particulars of the Pensions Scheme have been disclosed in the Disclosure Letter including true and accurate copies of the following in relation to each pension scheme:

(i)	booklets currently in force and any announcements since the date of the last governing trust deed and rules to scheme members detailing pension benefits which are not the subject of formal amendment to the governing trust deed and rules; and

(ii)	a list of members.

Other than as disclosed in the Disclosure Letter there are no other pension schemes for current or past directors or employees of the Company.

(b)	In relation to the Pension Scheme:

(i)	all contributions and premiums which have become due and payable to the Pension Scheme the Galen Ltd Long Term Disability Scheme (insured with UNUM) and Galen Ltd Group Life Scheme (insured with Scottish Equitable) in respect of any employee or director or former employee or director of Company have been duly made; and

(ii)	other than benefits payable on death as disclosed, the Pension Scheme provides only money purchase benefits within the meaning of section 181 of the Pension Schemes Act 1993.

(iii)	all employees who were members or were entitled to be members of the Galen Ltd No 2 Retirement Benefits Scheme and who are now members of the Pension Scheme have signed a waiver in respect of any entitlement to membership of the Galen Ltd No 2 Retirement Benefits Scheme.

10.8	Liabilities and Payments

Save to the extent (if any) to which provision or allowance has been made in the Pharma Business Trial Balance:

(a)	no liability (which remains outstanding at the date hereof) has been actually incurred by the Company for breach of any contract of employment or for services or for severance payments or redundancy payments or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee of the Company or for sex, religious, disability or race discrimination or for any other liability accruing from the termination or variation of any contract of employment in respect of any employee of the Company or for services; and

(b)	no gratuitous payment has been promised by the Company (which remains unpaid) in connection with the actual or proposed termination of any contract of employment or for services of any present director or officer of the Company.

11.	INSURANCE

11.1	All the assets of the Company which are of an insurable nature are insured with a well established and reputable insurer against fire and all other risks normally insured against by companies carrying on similar business or owning property of a similar nature to those of the Company.

11.2	All premiums due on policies of insurance relating to the Company and/or the Pharma Sales and Marketing Business have been duly paid and all such policies are to the best of the knowledge of the Seller valid and in force. There is no material claim outstanding under any such policies.

12.	INFORMATION

12.1	This agreement

The information set out in the recitals and schedules 1 and 2 of this agreement are true and accurate in all respects.

13.	BUSINESS CONTRACTS

For the purposes of this paragraph 13, reference to “material contracts” shall mean contracts in relation to which the revenues generated are material to the Pharma Sales and Marketing Business.

13.1	Nature of the Business Contracts

The Company is not a party to any material contract or agreement or transaction which:

(a)	was entered into otherwise than in the ordinary and usual course of the Pharma Sales and Marketing Business;

(b)	is of an unusual or abnormal nature; or

(c)	is not on an arm’s length basis.

13.2	Performance of Business Contracts

(a)	All material contracts in respect of the Pharma Sales and Marketing Business have been disclosed and the terms of all contracts of the Company have been complied with by the Company in all material respects and there are no circumstances likely to give rise to a default by the Company under any such material contracts.

(b)	The Company has received no written notice of claims of material amounts which are outstanding against the Company from customers or other parties in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of performance of otherwise relating to liability for services supplied by the Company and so far as the Seller is aware no such claims are threatened or pending and so far as the Seller is aware there is no matter or fact in existence in relation to services currently supplied by the Company which are likely to give rise to the same.

(c)	Neither the Seller nor the Company has received written notice of any intention to terminate, repudiate or disclaim any material agreement or transaction to which the Company is a party.

14.	TAX

14.1	General Administration

The Company has made all returns and supplied all information and given all notices to the Inland Revenue and any other Taxation Authority as required by law within any requisite period and all such returns and information and notices are correct and accurate in all material respects and are not the subject of any dispute and, so far as the Seller is aware, there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

The Company has not been subject to any audit visit, investigation, discovery or access order by any Taxation Authority and so far as the Seller is aware, there are no circumstances existing which make it likely that a non-routine visit, audit, investigation, discovery or access order will be made.

Copies of all concessions agreements and other formal and informal arrangements documented in writing with any Taxation Authority relating to the Company and all subsequent correspondence relating to the same with the Taxation Authority are in the possession of the Company.

14.2	Accounts

The Accounts make proper provision or reserve in respect of any period ended on or before the Accounts Date for all Tax assessed or liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains earned, accrued or received or deemed to be earned, accrued or received at the Accounts Date whether or not the Company has or may have any right of reimbursement against any other person and proper provision has been made and shown in the Accounts for deferred Tax in accordance with generally accepted accounting principles.

The Company has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the Accounts.

14.3	Payment of Tax

The Company has duly and punctually paid all Tax to the extent that the same ought to have been paid and is not liable nor has it within three years prior to the date hereof been liable to pay any penalty or interest in connection therewith.

14.4	Pay As You Earn

The Company has properly operated the PAYE system deducting Tax as required by law from all payments to or treated as made to or benefits provided for employees, ex-employees or independent contractors of the Company and duly accounted to the Inland Revenue for Tax so deducted and has complied with all its reporting obligations to the Inland Revenue in connection with any such payments made or benefits provided, and no PAYE audit in respect of the Company has been made by the Inland Revenue nor has the Company been notified that any such audit will be made.

14.5	Corporation Tax, Including Corporation Tax On Chargeable Gains

The Company has sufficient information and records relating to past events to accurately determine the tax consequences of the disposal of any capital asset of the Company.

14.6	Loan Relationships

(a)	So far as the Seller is aware, the Company has not been party to a loan relationship, which had an unallowable purpose (within the meaning of paragraph 13 of Schedule 9, FA 1996).

(b)	The Company has not entered into any transaction to which paragraph 11 of Schedule 9, FA 1996 applies.

14.7	Residence

The Company has always been resident in the territory in which it was incorporated and has never been resident in any other territory or treated as so resident for the purposes of any double tax agreement.

14.8	VAT

The Company is a taxable person for the purposes of VAT and has complied in all material respects with the requirements and provisions of the VAT legislation and has made and maintained and will pending Completion make and maintain accurate and up to date records invoices accounts and other documents required by or necessary for the purposes of the VAT legislation and the Company has at all times punctually paid and made all payments and returns required there under.

14.9	Transactions at arm’s length

No notice or enquiry pursuant to section 770A and Schedule 28AA of the TA has been made in connection with any transactions of the Company.

15.	LEGISLATION

Neither the Seller nor the Company has received notice that the Company is in material breach of any legislation applicable to it.

16.	INTELLECTUAL PROPERTY

16.1	General

The Disclosure Letter contains details of all registered Intellectual Property used by the Company in the Pharma Sales and Marketing. So far as the Seller is aware all such Intellectual Property is free from Encumbrances.

16.2	Renewals/Maintenance

All due registration and renewal fees have been paid in relation to the registered Intellectual Property used in the Pharma Sales and Marketing Business and so far as the Seller is aware there, is no reason why such registrations should be revoked or declared invalid.

16.3	Licences

(a)	Details of all written licences which have been granted by the Company relating to the Intellectual Property owned by the Company which are material to the Pharma Sales and Marketing Business of the Company are set out in the Disclosure Letter. The Seller is not aware of any material breach of such licences.

(b)	Details of all licences granted to the Company which are material to the Pharma Sales and Marketing Business of the Company are set out in the Disclosure Letter. The Seller is not aware of any material breach nor of any fact or matter which so far as the Seller is aware, would or may create a material breach of such licences.

16.4	Infringement

(a)	So far as the Seller is aware, the Pharma Sales and Marketing Business does not, and is not likely to, infringe the Intellectual Property of any other person.

(b)	So far as the Seller is aware, no third party is infringing or misusing or threatening to infringe or misuse the Intellectual Property owned by or licensed to the Company which is used in the Pharma Sales and Marketing Business.

16.5	Confidentiality

So far as the Seller is aware none of the operations of the Company have involved the unauthorised use of confidential information disclosed to any Company in circumstances which might entitle a third party to make a claim against the Company in respect of such use.

SCHEDULE 4

Seller Protection Clauses

1.	Notwithstanding anything to the contrary herein and save in the case of fraud or fraudulent concealment by the Seller, the Seller shall be under no liability in respect of any claim under the Warranties or the Tax Deed (to the extent that claims thereunder are subject to this schedule 4) and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out full details of the relevant claim (including the grounds on which such claim is based and the amount claimed to be payable in respect thereof) shall have been served upon the Seller by the Buyer promptly after it becomes likely that a claim will be made, and in any event:

1.1	in the case of a claim under the Warranties (other than the Warranties relating to Tax) by not later than 5.00 p.m. Greenwich Mean Time on the date which is eighteen months from the Completion Date; and

1.2	in the case of a claim under the Warranties relating to Tax or the Tax Deed by not later than 5.00 p.m. Greenwich Mean Time on the seventh anniversary of the date hereof,

1.3	and the liability of the Seller for any claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant claim has been agreed by the Seller within six months of the date of such written notice);

(a)	if legal proceedings have not been instituted in respect of such claim by the due service of process on the Seller within six months of the date of such written notice; or

(b)	in the event that the Seller shall make in respect thereof a request to the Buyer to make recovery in the circumstances referred to in paragraph 9.1(b) and paragraph 9.2 and if legal proceedings have not been instituted by the Buyer in respect of such claim by the due service of process on the Seller within six months of the date on which judgment is given by a court of competent jurisdiction in respect of such third party proceedings as shall have been instituted by the Buyer pursuant to such request or the date settlement is reached in such third party proceedings with the consent of the Seller or on which the Seller and the Buyer agree that proceedings or other action against the third party shall be abandoned.

For the purpose of this paragraph 1.3 legal proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller.

2.	Save in the case of fraud or fraudulent concealment the Seller shall be under no liability in respect of any claim under the Warranties or the Tax Deed:

2.1	where the liability of the Seller in respect of that claim would (but for this paragraph) have been less than £5,000 and, in the case of the Warranties only, such claims shall be disregarded in determining the aggregate value of claims pursuant to the provisions of paragraph 2.2; or

2.2	in the case of the Warranties only, unless and until and only to the extent that the liability in respect of that claim (not being a claim for which liability is excluded under, paragraph 2.1 above) when aggregated with the liability of the Seller in respect of all other such claims shall exceed £400,000 at which time the Seller shall be liable for the full amount of the claim (up to the threshold indicated in clause 3 (below)) and not merely the excess over that sum.

3.	Save in the case of fraud or fraudulent concealment the aggregate liability of the Seller in respect of all claims under this agreement, the Business Transfer Agreement and the Tax Deed shall not in any circumstances exceed £40 million.

3.1	Subject to clause 3, the Buyer agrees that the Seller shall have no greater liability (whether in contract, tort or otherwise) than it would have had had the sale of the Shares and the sale of the business and assets in the Business Transfer Agreement been effected pursuant to one agreement rather than two separate agreements and the parties hereto agree that the provisions of paragraphs 3.2 and 3.3 shall apply accordingly.

3.2	Notwithstanding clause 19 (Entire Agreement) of the Business Transfer Agreement and pursuant to and in accordance with clause 20 (Variations) of said agreement, the Buyer agrees that if it has any claim under the warranties contained in the Business Transfer Agreement, such claim shall, together with any claim under the warranties, be subject to the limitations set out in this schedule 4 and not the limitations set out in schedule 5 of the Business Transfer Agreement.

3.3	No liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any claim under this agreement to the extent that the facts or circumstances giving rise to the claim also give rise to a claim under the warranties contained in the Business Transfer Agreement and the Seller shall have satisfied such claim. For the avoidance of doubt, where any facts or circumstances could give rise to a claim under this agreement and under the Business Transfer Agreement, the Buyer hereby agrees that it shall only pursue such claim under one of the agreements and not both.

4.	The Seller shall be under no liability in respect of any claim under the Warranties to the extent that the facts or circumstances giving rise thereto are known to the Managers at the date hereof or are fairly disclosed or are otherwise known to the Buyer’s Group at the date hereof. For the purposes of this clause “fairly disclosed” shall mean disclosed in the Disclosure Letter in such a manner and in such detail as to enable the Buyer to make a reasonably well informed assessment of the matter.

5.	No liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any claim under the Warranties or the indemnities referred to at clause 7.4 of this agreement to the extent that:

5.1	the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction following Completion of the Buyer’s Group or which would not have arisen but for any claim, election or surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be given by the Buyer’s Group under the provisions of any statutes relating to Taxation the making, giving or doing of which was assumed in computing the Taxation liabilities of the Seller’s Group for the purposes of the Accounts (as defined in Schedule 3);

5.2	the claim occurs wholly or partly out of or the amount thereof is increased as a result of any act, omission or transaction undertaken on or before Completion at the request of, or with the approval of, the Buyer.

6.	No liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any claim under the Warranties to the extent that:

6.1	the claim occurs wholly or partly out of or the amount thereof is increased as a result of:

(a)	any change in the accounting principles or practices of the Buyer’s Group introduced or having effect after the date of this agreement unless the same is introduced to bring the accounting principles and practices into line with generally accepted accounting principles and practices in the UK in relation to a business of the type carried on by the Target Group Companies; or

(b)	any increase in the rates of Taxation made after the date hereof and which affects matters occurring prior thereto; or

(c)	any change in law or regulation or in its interpretation or administration by the English or Northern Irish courts, by the Inland Revenue or by any other fiscal, monetary or regulatory authority (whether or not having the force of law) or the equivalent laws, regulations or authorities in any jurisdiction in which the Target Group Companies operate or in each case occurring after Completion and which affects matters occurring prior thereto,

6.2	the loss or damage giving rise to the claim is recoverable by the Buyer’s Group under any policy of insurance; and

6.3	the claim relates to a claim or liability for Taxation and would not have arisen but for any winding-up or cessation after Completion of any business or trade carried on by the Target Group Companies.

6.4	the facts or circumstances giving rise to the claim also give rise to a claim under the Tax Deed or the indemnities referred to at clause 7.4 of this agreement and the Seller shall have satisfied such claim.

6.5	provision or reserve in respect of any liability giving rise to the claim in question (including any liability for Taxation) is made in the Accounts or Completion Accounts.

7.	In assessing any liabilities damages or other amounts recoverable by the Buyer as a result of any claim under the Warranties there shall be taken into account any benefit accruing to the Buyer’s Group arising out of the same subject matter or circumstances giving rise to a claim under the Warranties including, without prejudice to the generality of the foregoing, any amount of any relief obtained or obtainable by the Buyer’s Group and any amount by which any Taxation for which the Buyer’s Group is or may be liable to be assessed or accountable is actually reduced or extinguished, arising directly or indirectly in consequence of the matter which gives rise to such claim.

8.	No liability will arise and no claim may be made under any of the Warranties to the extent that the matter giving rise to such claim is remediable unless within the period of 30 days following the Buyer becoming aware of such matter the Buyer shall have given written notice thereof to the Seller and such matter shall not have been remedied to the reasonable satisfaction of the Buyer within the period of 30 days following the date of service of such notice.

9.

9.1	Clause 9.2 shall apply in circumstances where, subject to the notice provisions set out in clause 1:

(a)	any claim is made against the Buyer’s Group which may give rise to a claim by the Buyer’s Group against the Seller under the Warranties; or

(b)	the Buyer’s Group is or may be entitled to make recovery from some other person any sum in respect of any facts or circumstances by reference to which the Buyer’s Group has or may have a claim against the Seller under the Warranties; or

(c)	the Seller shall have paid to the Buyer’s Group an amount in respect of a claim under the Warranties and subsequent to the making of such payment the Buyer’s Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

For the avoidance of doubt, any claim under the Warranties relating to tax shall be brought in accordance with and governed by clause 7 of the Tax Deed.

9.2	In the circumstances provided in clause 9.1, the Buyer shall and shall procure that the Buyer’s Group:

(a)	subject to receiving an undertaking from the Seller in respect of all costs reasonably and properly incurred thereby by the Buyer’s Group promptly and diligently take all such action as the Seller reasonably may request including the institution of proceedings and the instruction of professional advisers approved by the Seller (such approval not to be unreasonably withheld or delayed) to act on behalf of the Buyer to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Buyer’s Group as is referred to in paragraph 9.1(a) or to make such recovery by the Buyer’s Group as is referred to in paragraph 9.1(b) or paragraph 9.1(c), as the case may be; and

(b)	not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Seller which consent shall not be unreasonably withheld or delayed; and

(c)	in the case of paragraph 9.1(c) only, promptly repay to the Seller an amount equal to the amount so recovered or, if lower, the amount paid by the Seller to the Buyer, less in each case any costs incurred by the Buyer’s Group in so recovering or any Taxation incurred by the Buyer’s Group on the amount received.

10.	The Buyer shall covenant but not as condition precedent to liability on the part of the Seller as soon as practicable to:

10.1	inform the Seller in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of the Buyer’s Group whereby it appears that the Seller is or may be liable to make any payment in respect of any claim under the Warranties or whereby it appears the Buyer’s Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Seller in respect of such a claim; and

10.2	thereafter keep the Seller informed of all material developments in relation thereto; and

10.3	provide at the cost of the Seller access to all such information and documentation (no matter how it is recorded or stored) as the Seller shall reasonably request in connection therewith and also in connection with any proceedings instituted by or against the Buyer’s Group under paragraph 9.1.

11.	No liability in respect of any claim for Taxation under the Warranties shall become payable:

11.1	in the case of a claim for Taxation involving an actual payment of tax or the loss or set off of a relief against Taxation, prior to the date which is five Business Days before the last date on which a payment of Taxation becomes actually due and payable without incurring interest or penalties under or in consequence of the claim for Taxation in question; or

11.2	in the case of a claim for Taxation involving the loss of or reduction of a right to repayment of Taxation, prior to the day on which any repayment or increased repayment of Taxation which, but for such claim for Taxation would have been available, would have been due.

12.	In the event that the Seller at any time after the date hereof shall wish to take out insurance against its liability hereunder, the Buyer undertakes to provide such information as the prospective insurer may require before effecting such insurance.

13.	The Buyer hereby warrants and confirms that having made due and Careful enquiry (which shall include due and careful enquiry of the Managers) at the date hereof, it has not already formulated and is not aware of any claim it may have against the Seller under the Warranties PROVIDED THAT such confirmation shall not constitute a general waiver by the Buyer of any rights which it may have under this agreement in respect of any breach of Warranty arising from information subsequently in the Buyer’s possession which may in the future form a basis of a claim under the Warranties or the Tax Deed.

14.	The Buyer’s Group undertakes to take or procure the taking of all such steps and action as are necessary or as the Seller may reasonably require in order to mitigate any claim under the Warranties and the Buyer’s Group shall act in accordance with such request subject to the Buyer being indemnified by the Seller against all reasonable costs and expenses incurred in connection therewith. Nothing in this agreement shall or shall be deemed to relieve the Buyer of any common law or other duty to mitigate any loss or damage incurred by it.

15.	Any amount payable by the Seller to the Buyer in satisfaction of any claim under the Warranties or under the Tax Deed shall be treated as a reduction by that amount of the consideration.

16.	The Buyer shall have no claim against the Seller under this agreement for damages for breach of Warranty to the extent that provision for such damages are accounted for in the Working Capital Amount.

SCHEDULE 5

Completion Accounts

Part 1

Pro forma Completion Accounts

	1	2	3	4	5	6	7	8	9	10	11
	Galen UK Ltd	Galen Ltd	Madaus UK Ltd	Inter Medics Ltd	Consol. Adj	Galen (UK) Consolidated	Galen Rhodes	Galen Pharmaceuticals Ltd	Galen Healthcare Ltd	Chargelink Ltd	Target Group
Fixed Assets
Intangible assets
Tangible assets
Investments

Current Assets
Stock
Debtors - Trade
Debtors - Other
Debtors - Group
Prepayments
Taxation recoverable
Bank & Cash

Current Liabilities
Loans
Overdraft
Creditors - Trade
Creditors - Other
Creditors - Group
Accruals
Taxation - current

Net Current Assets

Deferred Taxation

Net Assets

Notes

1.	6 = sum 1 to 5

2.	11 = sum 6 to 10

Part 2

Statement

Target Group

£’000

Stock
Debtors - Trade
Debtors - Other
Debtors - Group
Prepayments
Taxation recoverable
Bank and Cash

0

Overdraft
Creditors - Trade
Creditors - Other
Accruals
Loans
Creditors Group
Taxation Current
Taxation Deferred

0

Working Capital Amount	0

Part 3

Accounting Policies and Procedures

1.	GENERAL REQUIREMENTS

1.1	The Completion Accounts will consist of a consolidated Target Group balance sheet as at the close of business on the date of Completion (in the format set out in Part 1 of this Schedule) calculated by:

(a)	consolidating the balance sheets of Galen (UK) Limited and its subsidiaries, and

(b)	aggregating the consolidated Galen (UK) Limited balance sheet and the balance sheets of other Target Group Companies, in the manner set out in Part 1 of this Schedule.

1.2	The Completion Accounts will be prepared (subject as otherwise provided):

(a)	in accordance with the specific policies of accounting set out in paragraph 2, and, subject thereto;

(b)	in accordance with the bases and policies of accounting adopted and applied in the preparation of:

(i)	in the case of Galen Limited, the Pharma Business Trial Balance,

(ii)	in the case of other Target Group Companies, the March Management Accounts and in each case, subject thereto;

(c)	in accordance with the accounting principles and practices generally accepted in the United Kingdom.

2.	SPECIFIC POLICIES

2.1	Fixed Assets

(a)	Tangible fixed assets shall be included at the net book value at which they were included in the Pharma Business Trial Balance, (or, if acquired after the Pharma Business Trial Balance Date, their cost) less depreciation from the Pharma Business Trial Balance Date (or acquisition date, if later) to the date of Completion, calculated on a pro rata basis using rates consistent with those used in the preparation of the Pharma Business Trial Balance.

(b)	Intangible fixed assets shall be included at the net book value at which they were included in the Pharma Business Trial Balance, (or, if acquired after the Pharma Business Trial Balance Date, their cost) less amortisation from the Pharma Busines Trial Balance Date (or acquisition date, if later) to the date of Completion, calculated on a pro rata basis using rates consistent with those used in the preparation of the Pharma Business Trial Balance.

2.2	Stocks

Stocks shall be included in the Completion Accounts at the valuation agreed and or determined in accordance with clause 6.

2.3	Excluded receivables

(a)	The Completion Accounts shall exclude amounts payable by Allphar to Galen Chemicals Limited in respect of the sale of the Pharma Business’ products.

(b)	The Completion Accounts shall exclude amounts receivable from Strakan in respect of the sale of the Isotard licence.

(c)	The Completion Accounts shall exclude amounts receivable from CTS in respect of tax credits due in respect of the CTS transaction.

2.4	Provisions

(a)	Provision shall be made for bad and doubtful debts on a basis consistent with that used in the Pharma Business Trial Balance.

(b)	Provision shall be made for slow moving and obsolete stock on a basis consistent with that used in the Pharma Business Trial Balance.

2.5	Taxation

(a)	A provision for corporation tax will be made which will be for any unpaid corporation tax relating to any accounting periods ending on or before the Accounts Date together with a provision for any corporation tax for the period from the Accounts Date to Completion (“the Stub Period”) calculated in accordance with paragraph (b) less any payments on account made in respect of the Stub Period.

(b)	The corporation tax provision for the Stub Period will be calculated through the preparation of a corporation tax computation on the assumption that the date of Completion was the financial year end of each of the Target Group Companies.

(c)	A deferred tax provision shall be calculated on a basis consistent with that used in the preparation of the Accounts and on the assumption that the date of Completion was the financial year end of each of the Target Group Companies.

SCHEDULE 6

Buyer’s Protection

1.	Subject to the provisions of paragraph 2, in consideration of the Buyer entering into the sale and purchase of the Shares, the Seller agrees with the Buyer that it shall indemnify and keep indemnified the Buyer and each member of the Buyer’s Group against all losses, claims, expenses and damages including legal and other professional fees and expenses reasonably and properly incurred arising following Completion in respect of:

(a)	any assets or liabilities whatsoever contained within Chargelink Limited, Galen Pharmaceuticals Limited, Galen Healthcare Limited, Galen (UK) Limited, Galen Rhodes Limited, Inter-Medics Limited and Madaus UK Limited which do not relate to the ethical pharmaceutical sales and marketing business of the Target Group but which relate to businesses carried on prior to the Completion Date by any such company or any other member of the Seller’s Group to the extent that such loss, claim, expense or damages arises by reason of the Buyer becoming the legal and beneficial owner of the Shares;

(b)	the claims for unfair dismissal, gender and religious discrimination claims brought by Olive Keown and Allyn Keown on 2 December 2003 and the claim for unfair dismissal brought by Roy Clarke on 21 January 2003 against Galen;

(c)	the sexual discrimination claim brought by Joanne McCullough on 6 May 2003 against Galen;

(d)	the claim brought by Claire Passmore in relation to the Galen five year save as you earn scheme on 30 June 2001 against Galen; and

(e)	any claim brought by Ewan Corsie in respect of a gas explosion in Galen House in December 2001.

2.	The Buyer:

(a)	shall seek, where possible, to mitigate any loss, damage or liability in relation to a claim which is made against the Seller pursuant to clause 1;

(b)	shall not make (and shall procure that no member of the Buyer’s Group will make) any admission of liability, agreement, settlement or compromise with any third party in relation to the subject of the matters referred to at clause 1 without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed); and

(c)	no claim shall be brought against the Seller under clause 1 unless the Buyer shall have given written notice to the Seller of such claim giving such reasonable details as are then available on or before the date falling five years after the Completion Date.

3.	Subject to the provisions of paragraphs 4 to 6 below, in consideration of the Buyer entering into the sale and purchase of the Shares the Seller agrees with the Buyer that that it shall indemnify and keep indemnified the Buyer and each member of the Buyer’s Group against all fines, penalties and expenses (including legal and other professional fees and expenses reasonably and properly incurred) arising following Completion in respect of the investigation commenced on 2 December 2002 concerning Warfarin and penicillin based antibiotics, in each case more specifically disclosed at paragraph 4.2 of the Disclosure Letter.

4.	The Buyer shall have no right to an indemnity under clause 3 if it fails to comply with paragraph 5 or paragraph 6(b).

5.	If the Buyer becomes aware of a matter which might give rise to a claim under this indemnity under paragraph 3:

(a)	the Buyer shall promptly give notice in writing to the Seller of the matter setting out reasonable details of the relevant claim (including the grounds (to the extent known) on which such claim is based and the amount claimed to be payable (to the extent known) in respect thereof) and consult with the Seller with respect to the matter; if (and when) the matter has become the subject of proceedings the Buyer shall notify the Seller within sufficient time to enable the Seller to contest the proceedings before final judgment;

(b)	the Buyer shall provide to the Seller and its advisers reasonable access to premises and personnel and to all relevant assets, documents and records that it possesses or controls for the purposes of investigating the matter and enabling the Seller to take the action referred to in paragraph 5(d);

(c)	the Seller (at its cost) may take copies of the documents or records, and photograph the premises or assets, specified in paragraph 5(b);

(d)	the Buyer shall:

(i)	take any action and institute any proceedings, and give any information and assistance the Seller may reasonably request:

(A)	in relation to the matter (including disputing, resisting, appealing, compromising, defending, remedying or mitigating any claim or demand arising in relation to or in connection with the matter); or

(B)	to enforce against a person (other than the Seller) the Buyer’s rights in relation to or in connection with the matter; and

(ii)	in connection with proceedings related to the matter (other than against the Seller ) use advisers chosen by the Seller and, if the Seller requests, allow the Seller the exclusive conduct of the proceedings;

(e)	the Buyer may not admit liability in respect of or settle the matter without first obtaining the Seller’s written consent (such consent not to be unreasonably withheld or delayed).

6.	The Buyer shall:

(a)	seek to keep to a minimum any loss it, incurs as a result of a matter giving rise to any claim under the indemnities at paragraphs 1 and 3 and nothing in paragraphs 3 to 6 in any way restricts this obligation or the Buyer’s general obligation at law to mitigate a loss which it may incur as a result of a matter giving rise to such a claim; and

(b)	not encourage or promote any demand, claim or proceeding by any third party against it in relation to any matter in relation to which the indemnities of clause 1 and 3 apply.

Signed by	)	Illegible
for and on behalf of	)
GALEN HOLDINGS PLC	)
in the presence of:	)
Deborah Swan
Solicitor

Signed by	)	Illegible
for and on behalf of	)
NELAG LIMITED	)
in the presence of:
Illegible
Solicitor

Signed by	)	Illegible
for and on behalf of	)
GALEN LIMITED	)
in the presence of:	)
Deborah Swan
Solicitor

Signed by	)	Illegible
for and on behalf of	)
GALEN (CHEMICALS) LIMITED	)
in the presence of:	)
Deborah Swan
Solicitor